Exhibit 15

August 7, 2009

Avista Corporation

Spokane, Washington

We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited interim financial information of Avista Corporation and subsidiaries for the periods ended June 30, 2009 and 2008, as indicated in our report dated August 7, 2009; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended June 30, 2009, is incorporated by reference in Registration Statement Nos. 2-81697, 2-94816, 033-54791, 333-03601, 333-22373, 333-58197, 333-33790, 333-47290, and 333-126577 on Form S-8; in Registration Statement Nos. 333-106491, 033-53655, 333-39551, 333-82165, 333-63243, 333-16353, 333-16353-01, 333-16353-02, 333-16353-03, 333-64652, 033-60136, 333-10040, 333-139239, and 333-155657 on Form S-3; in Registration Statement No. 333-61599 on Form S-4; and in AVA Formation Corp.’s Registration Statement No. 333-131872 on Form S-4.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/    Deloitte & Touche LLP

Seattle, Washington